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                                                                   Exhibit 10.12

VIA FACSIMILE

                                                February 15, 1999

George D. Lundberg, M.D.
3750 North Lakeshore Drive
Apartment 7A
Chicago, IL  60613

                              EMPLOYMENT AGREEMENT

Dear George,

            I'm thrilled to extend to you an offer to join the senior execution team of Medscape, Inc. ("Medscape" or the "Company") as Editor-in-Chief, on the following terms and conditions.

1. DUTIES. As Editor-in-Chief, you will report to the Chief Executive Officer of the Company, and be responsible for (i) setting and enforcing Medscape's editorial strategy and guidelines, with the mutual goals of maintaining absolute editorial integrity and ensuring that Medscape becomes the standard of excellence for online healthcare content; and (ii) cultivating Medscape's strategic relationships with major medical universities and associations. You will be Medscape's "Ambassador at Large," carrying your twin messages of editorial integrity and excellence to the world through speaking engagements, professional associations and press interviews. We would also fully expect and welcome your ideas and suggestions on Medscape's strategic positioning and promotion to our core audiences of physicians, allied healthcare professionals and consumers. Your role at Medscape will be your primary professional commitment, but you will be permitted to retain and continue your part-time teaching positions, independent speaking engagements, seats on foundation boards and medical committee, and consulting to companies and organizations, subject to the noncompete provisions of Section 4 below.

2. COMPENSATION AND BENEFITS. Your compensation package would consist of base salary, options, office and secretarial allowances, vacation and other benefits, as follows:

      a.          Base Salary. Your salary shall be $200,000, payable in
            accordance with
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            our standard Company payroll practices. You shall earn on a pro rata a basis an annual cash bonus of at least $25,000, payable on each anniversary of your Start Date. Your salary shall be reviewed by the Medscape CEO on each anniversary of your Start Date.

      b. Incentive Stock Options. On your Start Date, you will be granted incentive options to purchase 60,000 shares of Class B Common Stock of Medscape, par value $.01 per share, at the fair market value as determined by the Board of Directors ("Incentive Options"). The Company's Stock Option Plan provides that Incentive Options vest over a period of 4 years as follows: one quarter of the Options with become exercisable on the first anniversary of your Start Date, and the balance of the Incentive Options will become exercisable in equal monthly installments over the succeeding three years, such that all these Incentive Options will be fully vested over four full years of employment. Incentive Options are issued pursuant to, and are subject to the terms of, the Company's Stock Option Plan and Agreement, copies of which are being forwarded to you. The Option Plan provides, among other things, that all options must be exercised within 10 years after date of grant.

      c. Office, Equipment and Secretarial Allowances. The Company shall pay for all reasonable office, office equipment (computers, copy machines, etc.) and secretarial expenses in Chicago or Boston, and, of course, provide you a place to hang your hat here in our hip offices on 29th Street. Your secretary shall be a Medscape employee. The Company shall pay (or promptly reimburse you) for all reasonable travel (domestic - coach; international - business class) and entertainment expenses relating to your role at Medscape. The Company shall also pay for all your business-related cellular phone charges.

      d. Association Dues. Medscape would pay for your membership dues for professional associations up to a maximum of $2,000 per year.

      e. Vacation. You shall be entitled to four weeks of paid vacation each year.

      f. Health and Life Insurance. You shall be eligible for all standard medical, dental, disability and life insurance coverages offered by the Company to its full-time employees, summaries of which shall be promptly delivered to you.

3. TERM & TERMINATION. The initial term of your employment shall commence as of February 15, 1999 (the "Start Date") and expire on the fourth anniversary of the Start Date.

      a. Termination for Good Cause. The Company may terminate you for "Good Cause," as defined below, at any time by written notice (the "Good Cause Termination Notice"). Within 10 days after the effective date of such Notice, the Company shall pay you any unpaid salary (including any accrued but unpaid bonus amount) accrued through the effective date of such termination, and no
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            severance amounts shall be paid, and all Options unvested as of the effective date of Good Cause Termination Notice shall be extinguished. For purposes of this Agreement, "Good Cause" means gross misconduct (including acts or omissions) in connection with your duties hereunder, conviction of a felony, material breach by you of this Agreement that is not substantially cured within 30 business days after receipt of written notice from Medscape of such breach, or any act or omission involving fraud, embezzlement or theft in connection with your employment hereunder.

      b. Other Termination. If your employment terminates for any reason other than those specified in clauses (a), (c), (d) or (e) of this Section 3, within 30 days after such termination (i) the Company shall pay you any unpaid salary (including any accrued but unpaid bonus pay) accrued through the effective date of such termination, (ii) any Options that have been awarded hereunder but have not yet fully vested shall vest upon such termination; and
            (iii) you shall receive a severance payment equal to your annual salary and annual bonus in effect at the time of such termination.

      c. Termination Upon Death. In the event of your death, your employment hereunder shall be terminated effective as of the date of such death, and the Company shall pay your estate within 30 days after such date any unpaid salary (including any accrued but unpaid bonus pay) accrued through the effective date of such termination, and no severance amounts shall be paid, and all options vested as of the date of such death shall be exercisable in accordance with the provisions of the Stock Option Plan, and all unvested options as of such date shall be extinguished.

      d. Termination Upon Disability. In the event of your "Disability" (as defined below), the Company may terminate your employment upon not less than 30 days' prior written notice (the "Disability Notice"). "Disability" means a mental or physical condition that renders you incapable of performing your duties and obligations under this for a period of six consecutive months, or more than 210 days in any eight month period, in the written opinion of a competent physician specializing in such condition selected by the Company's Board of Directors who has personally evaluated and examined you. You agree to submit to appropriate medical examination by such physician at the Company's expense and such physician's determination shall be final. Within 10 days after the Disability Notice, the Company shall pay you any unpaid salary (including any accrued but unpaid bonus amount) accrued through the effective date of such termination, and no severance amounts shall be paid, and all Options unvested as of the effective date of Disability Notice shall be extinguished.

      e. Voluntary Termination by You. You may terminate this Agreement at any time by giving the Company 60 days' prior written notice ("Voluntary Termination Notice"). Within 10 days after the effective date of the Voluntary Termination Notice, the Company shall pay you any unpaid salary (including any
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            accrued but unpaid bonus amount) accrued through the effective date of such termination, and no severance amounts shall be paid, and all Options unvested as of the effective date of Voluntary Termination Notice shall be extinguished.

4. NON-COMPETE. During the term of this Agreement and for one year following the expiration or termination of your employment, you agree that you will not, as an employee, director, owner or consultant or otherwise, compete, directly or indirectly, with the business of Medscape; provided, however, that you may (i) own less than 2% of outstanding stock of public companies that compete with Medscape; and (ii) engage in occasional writing assignments for print publications. For purposes hereof, the term "business of Medscape" means the business of providing medical, health, wellness and related information or services in electronic form on the internet, dedicated networks or successors thereto, over-the-air, broadcast (TV and cable) and related means; provided, however, that this in no way prevents you from appearing on radio, TV or cable programs that are not competitive with Medscape's business. In addition, you agree that for the one year period following termination of your employment with the Company, you will not (i) solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts of the Company (except on behalf of a business unrelated to the business of the Company); or (ii) encourage or solicit any employee of the Company to leave the employ of the Company for any reason. The restrictions contained in this Section 4 and in Section 5 of this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by you to be reasonable for such purpose. You agree that any breach of this Section 4 or Section 5 by you is likely to cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, you agree that the Company, in addition to any other remedies that may be available, shall be entitled to specific performance and other injunctive relief, without proving actual damages. If any restriction set forth in this Section 4 or in Section 5 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

5. CONFIDENTIAL INFORMATION. You agree not to disclose or use "Confidential Information," as defined below, of the Company except in connection with your employment with the Company. "Confidential Information" means all information in any manner relating to the Company's business including, but not limited to, information regarding business plans and strategies, trade secrets, "know how," inventions, software, finances, markers, properties, methods of doing business, processes, customers, and employee compensation, whether or not such information is labeled as confidential. Notwithstanding the foregoing, no information will be deemed "Confidential Information" if such information (i) is or becomes part of the public knowledge or literature from a source other than you or a source acting on your behalf; (ii) is received by you in writing, without binder of secrecy, from a third party entitled to convey such information to the public; or (iii) is required by law or a court order to be disclosed. Upon termination or expiration of this Agreement, you will deliver to the Company all equipment, records, copies of records and any other Confidential
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      Information in written or electronic form then in your possession. You agree that any developments by way of design, copyright, trademark, software, electronic medical publication or service concept or other matters which may be developed or perfected by you during the term of this Agreement, and which relate to the business of Medscape, shall be the property of the Company. You will assign and will transfer the same to the Company together with any copyrights, trademarks and applications therefor.

6.          MISCELLANEOUS.

      a. Entire Agreement. This Agreement, together with the Option Agreement and Option Plan referred to herein, constitutes the entire Agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements relating hereto. No amendment hereto shall be effective unless in writing and signed both parties.

      b. New York Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts made and performed in New York.

      c. Arbitration. Any dispute between you and the Company with respect to the terms of this Agreement, or any claim arising out of or relating to this Agreement, will be submitted to and be settled by final and binding arbitration.

      d. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be construed, if possible, so as to be enforceable under applicable law; if such construction is not possible, then such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

      e. Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. You shall no be entitled to assign any of his rights or obligations under this Agreement.

      f. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon delivery as evidenced by delivery receipt via overnight delivery services or registered or certified mail to the addresses set forth on the signature page, or such other address as either party shall designate to the other in accordance with this provision.

      g. Waiver. A waiver by either party of any breach hereof by the other party shall not be construed as a waiver of any subsequent breach.

      h. Counterparts. This agreement may be executed in counterparts with the same force and effect as if each signatory had executed the same instrument.


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            If acceptable, please sign both copies of this letter agreement and return one fully-executed original to me, and welcome to Medscape.

                                                   Very truly yours,

                                                   MEDSCAPE, INC.


                                                   By: /s/ Paul T. Sheils
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                                                           Paul T. Sheils
                                                           President & CEO

Agreed and Accepted:


/s/ George D. Lundberg
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George D. Lundberg, M.D.     2/15/99